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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person     2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    Faber,       Eberhard   IV                    W.P. Carey & Co. LLC ("WPC")                   Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)  3. I.R.S. Identification   4. Statement for      ----              ---
                                                Number of Reporting        Month/Year             Officer (give    Other (Specify
       1100 Ten Mile Run Road                   Person, if an entity       May 2001           ----        title ---       below)
                                                (voluntary)                                               below)
---------------------------------------------                           -------------------   ----------------------------
                 (Street)
                                                                        ----------------------------------------------------------
                                                                        5. If Amendment,    7. Individual or Joint/Group Filing
                                                                           Date of Original    (Check Applicable Line)
                                                                           (Month/Year)         X   Form filed by One
                                                                                               ---- Reporting Person

                                                                                                      Form filed by More than
   Bear Creek,        PA           18602         ###-##-####                                   ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-      3. Transac-      4. Securities Acquired (A)      5.  Amount of Se-      6. Owner-
  (Instr. 3)                       action         tion             or Disposed of (D)               curities Benefi-      ship
                                   Date           Code             (Instr. 3, 4 and 5)              cially Owned at       Form:
                                                  (Instr. 8)                                        End of Month          Direct
                                  (Month/                                                           (Instr. 3 and 4)      (D) or
                                   Day/   ---------------------------------------                                         Indirect
                                   Year)  Code    V      Amount   (A) or    Price                                         (I)
                                                                  (D)                                                     (Instr. 4)
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Common Stock                     5/14/01   A               339     A           --                   15,165                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).                                                                                           SEC 1474 (7/96)

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


                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership
   Security                     Derivative              Form of
   (Instr. 3)                   Securities              Derivative
                                Beneficially            Security:
                                Owned at End            Beneficially
                                of Month                Owned at
                                (Instr. 4)              End of Month
                                                        (Instr. 4)
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

Explanation of Responses:



           /s/ Eberhard Faber, IV                                   6/8/2001
          ------------------------------------                     -----------
          **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).

** Intentioinal misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see instruction 6 for procedure